UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 17, 2006
(Exact Name of Registrant as specified in its charter)

Delaware	1-14987	31-1333930

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
8323 Walton Parkway
New Albany, Ohio 43054
(614) 775-3500
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 17, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Tween Brands, Inc. (the “Company”) took the following actions:
Payouts under Incentive Compensation Plan for Spring 2006
     The Compensation Committee approved payouts (indicated below as a percentage of base salary) to the Company’s executive officers under the Company’s Incentive Compensation Plan (the “IC Plan”) for Spring Season 2006 (Q1 and Q2 of fiscal 2006) as follows:

Michael W. Rayden -	240%	Paula M. Damaso -	120%
William E. May, Jr. -	150%	Joan E. Munnelly -	120%
Sally A. Boyer -	140%	Ronald Sykes -	100%
Scott M. Bracale -	130%
     These awards are weighted at 40% of the total amount of any cash rewards made under the IC Plan for fiscal 2006. Therefore, each of the payouts indicated above should be multiplied by 0.40 in order to determine the cash payout amount for Spring 2006.
Awards under Incentive Compensation Plan for the Fall Season 2006
     The Compensation Committee established the range of awards under the Incentive Compensation Plan for the Fall Season 2006 (Q3 and Q4 of fiscal 2006) for the seven executive offers who are eligible to receive cash incentives under the IC Plan for the Fall Season 2006 based upon objective financial performance criteria selected by the Compensation Committee. The cash incentive is based on a percentage of base salary if performance goals are met for the Fall Season 2006. The awards for the Spring Season 2006 are weighted at 40% and awards for the Fall Season 2006 will be weighted at 60%, respectively, of the total amount of any cash awards made under the IC Plan for fiscal 2006. The Compensation Committee determined that the performance criterion for the Fall Season 2006 will be the Company’s operating income, and approved the following threshold, target, and maximum payouts based on specified levels of operating income:

	Payout as a Percentage of Base Salary (x 60%)
	Threshold	Target	Maximum
Michael W. Rayden	24%	120%	240%
William E. May	15%	75%	150%
Sally A. Boyer	14%	70%	140%
Scott M. Bracale	13%	65%	130%
Paula M. Damaso	12%	60%	120%
Joan E. Munnelly	12%	60%	120%
Ronald Sykes	10%	50%	100%
     No payment will be made for performance below the threshold level of operating income or above the maximum level of operating income.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWEEN BRANDS, INC.

Date: August 23, 2006	By:	/s/ William E. May

William E. May Executive Vice President and Chief Operating Officer (Principal Financial Officer)